Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Michael J. Koss
January 30, 2018		Chairman & CEO
(414) 964-5000
mjkoss@koss.com

Koss Corp. Releases Second Quarter Results

Milwaukee, Wisconsin: Koss Corporation (NASDAQ SYMBOL: KOSS), the U.S. based high-fidelity headphone company, has reported its second quarter results for the quarter ended December 31, 2017.

Sales for the second quarter were $5,883,877, which is a 12.02% decrease from sales of $6,687,797 for the same three month period one year ago. The three month net loss was $2,937,721, compared to net income of $140,112 for the second quarter last year. Diluted and basic loss per common share for the quarter was $0.40 compared to income per common share of $0.02 for the three month period one year ago.

"With the reduced corporate tax rate in the new tax law, we recorded a significant tax expense to write down deferred tax assets to their future expected value at the new tax rate in addition to increasing the valuation allowance for deferred taxes," Michael J. Koss Chairman and CEO said today. "This tax expense was approximately $3 million even though we had income before taxes for both the December quarter and the first six months."

Koss also explained that sales were off for the quarter primarily due to a decline in sales to OEM accounts and a large order to South America last year that was not repeated this year. Sales to Europe were up with increased sales into Scandinavia. Mass market sales in the US were higher with better product placement than a year ago.

Sales for the six months ended December 31, 2017, decreased 8.3% from $13,036,503 in the same period last year to $11,950,507 in the current year. The six month net loss was $2,920,221 compared to net income of $224,323 for the same period last year. Diluted and basic loss income was $0.40 for the six months ended December 31, 2017 compared to income per common share of $0.03 for the same six month period one year ago.

"Sales to OEM customers in Asia accounted for a large portion of the decline in sales for the first six months compared to last year." Koss continued, "Sales in the US were up slightly due to increased sales in the mass market."

…

Koss Corporation markets a complete line of high-fidelity headphones, wireless Bluetooth® speakers, computer headsets, telecommunications headsets, active noise canceling headphones, wireless headphones, and compact disc recordings of American Symphony Orchestras on the Koss Classics® label.

Exhibit 99.1

This press release contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "may," "will," "should," "forecasts," "predicts," "potential," "continue," or the negative of such terms and other comparable terminology. These statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties. Actual events or results may differ materially. In evaluating forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as general economic conditions, in particular, consumer demand for the Company's and its customers' products, competitive and technological developments, foreign currency fluctuations, and costs of operations. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances or new information. In addition, such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission.

Exhibit 99.1

KOSS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Six Months Ended
	December 31		December 31
	2017	2016	2017	2016
Net sales	$5,883,877	$6,687,797	$11,950,507	$13,036,503
Cost of goods sold	3,997,922	4,481,086	8,390,598	8,887,533
Gross profit	1,885,955	2,206,711	3,559,909	4,148,970

Selling, general and administrative expenses	1,800,304	1,987,391	3,448,010	3,763,162
Unauthorized transaction related (recoveries) costs, net	(1,771)	(3,404)	(16,180)	34,096
Interest expense	2,526	118	5,218	964
Income before income tax provision	84,896	222,606	122,861	350,748

Income tax provision	3,022,617	82,494	3,043,082	126,425

Net (loss) income	$(2,937,721)	$140,112	$(2,920,221)	$224,323

(Loss) income per common share:
Basic	$(0.40)	$0.02	$(0.40)	$0.03
Diluted	$(0.40)	$0.02	$(0.40)	$0.03